Filed Pursuant to Rule 433

Registration No. 333-166240

No. 333-166240-01

* FULL PRICING DETAILS * $126+ million WFNMT 2011-B

$126+ million World Financial Network Credit Card Master Note Trust 2011-B

Joint Bookrunners: RBC, RBS (B&D)

Co-Managers : BarCap, BAML, CS, JPM, Wells

CLS	$AMT(mm)	WAL	S/F	BENCH	SPREAD	YLD	CPN	PRICE
A	100.000	4.94	AAA/AAA	iSwaps+	125	2.469%	2.45%	99.97027%
M	4.746+	4.94		** Not Offered **
B	6.012+	4.94		** Not Offered **
C	15.822+	4.94		** Not Offered **

*	Expected Settle	: 11/09/11
*	First Pay Date	: 12/15/11	* ERISA Eligible	: Yes
*	B&D	: RBS	* Class A Min Denoms	: $100k by $1k
*	Netroadshow	: “WFN2011”

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, RBC WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED.